Exhibit 99.1

Press Release	Source: DG Systems, Inc.

DG Systems to Appeal Nasdaq Staff Determination Letter Regarding Nasdaq National Market Listing

Wednesday February 8, 11:04 am ET

DALLAS—(BUSINESS WIRE)—Feb. 8, 2006—Digital Generation Systems, Inc. (“DG Systems” or the “Company”), (NASDAQ: DGIT - News), the leading provider of digital media distribution services to the broadcast and advertising industries, today announced that it has received a staff determination letter from the Nasdaq Stock Market (“Nasdaq”) stating that the Company’s common stock is subject to delisting from the Nasdaq National Market because the closing bid price of the Company’s common stock is not in compliance with the $1.00 minimum closing bid price requirement as set forth in Nasdaq Marketplace Rule 4450(a)(5). Such letters are standard procedure when a company does not meet the minimum closing bid price requirement. DG Systems intends to appeal the Nasdaq staff determination to a Nasdaq Listings Qualification Panel and plans to timely request a hearing, which will automatically stay the delisting of DG Systems’ common stock until the Panel reaches a decision. At the hearing, DG Systems intends to present a plan for its continued listing on the Nasdaq National Market.

On January 18, 2006, DG Systems filed a Form S-4 Registration Statement with the Securities and Exchange Commission in connection with its proposed merger with FastChannel Network, Inc. In addition to seeking stockholder approval on the proposed merger, the Form S-4 Registration Statement seeks to have stockholders vote on a proposal to amend the DG Systems’ certificate of incorporation to effect a one-for-ten share reverse stock split of the issued and outstanding shares of DG Systems common stock, $0.001 par value per share. If approved by stockholders, DG Systems believes that the reverse stock split would result in DG Systems regaining compliance with Nasdaq Marketplace Rule 4450(a)(5).

There can be no assurance that stockholders will approve the proposed one-for-ten share reverse stock split or that the Panel will grant DG Systems’ request for continued listing on the Nasdaq National Market. If the Panel determines not to continue to list the Company’s common stock on the Nasdaq National Market, DG Systems intends to request the Panel to permit the Company to transfer the listing of its common stock to the Nasdaq Capital Market. DG Systems currently complies with the requirements for initial listing on the Nasdaq Capital Market, except for the minimum closing bid price. Under the rules of the Nasdaq Capital Market, DG Systems would have an additional grace period through August 6, 2006 to comply with the $1.00 minimum closing bid price requirement on the Nasdaq Capital Market, thereby providing the Company with sufficient time to effect the proposed reverse stock split. The Company cannot provide assurance that in the future it will continue to meet the initial listing requirements for the Nasdaq Capital Market.

About DG Systems, Inc.

DG Systems and its StarGuide and SourceTV divisions provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools. DG Systems’ extensive digital network reaches more than 5,000 advertisers and agencies, nearly 3,800 television, cable, and network broadcast destinations and over 10,000 radio stations with innovative delivery and management solutions for short-and long-form audio and video content. DG Systems is based in Irving, Texas, with offices located in New York City, Detroit, Los Angeles, Chicago, Boca Raton and Louisville. More information can be found on the Company’s Web site at www.dgsystems.com.

In December 2005, DG Systems entered into a definitive agreement to merge with FastChannel Network, Inc., which, subject to obtaining all necessary approvals, is expected to close in the second quarter of 2006.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company, including the Company’s intent to request a hearing from the Nasdaq Listings Qualification Panel; the outcome of such hearing; and, the outcome of the vote of DG Systems stockholders on the proposed reverse split. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those stated herein. These and other risks relating to DG Systems are set forth in the Company’s filings with the Securities and Exchange Commission.

Contact:

DG Systems, Inc.

Omar Choucair

Chief Financial Officer

972/581-2000

or

Jaffoni & Collins Incorporated

Joseph Jaffoni

212/835-8500

dgit@jcir.com